Exhibit 3.1

MICHIGAN DEPARTMENT OF LICENSING AND REGULATORY AFFAIRS CORPORATIONS, SECURITIES & COMMERCIAL LICENSING BUREAU (FOR BUREAU USE ONLY) Document will be returned to the name and address you enter above. If left blank, document will be returned to the registered office. RESTATED ARTICLES OF INCORPORATION For use by Domestic Profit Corporations Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned execute the following Articles: ARTICLE I ARTICLE II The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation: SpartanNash Company 800190641 April 16, 1918 SpartanNash Company The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Michigan Business Corporation Act, as amended (the "Michigan Business Corporation Act") The Grand Rapids Wholesale Grocery Company Spartan Stores, Inc.

ARTICLE IV ARTICLE III ARTICLE V (Optional. Delete if not applicable) ARTICLE VI (Optional. Delete if not applicable) ÍðÙððð CSC-LAWYERS INCORPORATING SERVICE (COMPANY) 3410 Belle Chase Way Ste 600 Lansing ÏË911

ARTICLE VII (Additional provision, if any, may be inserted here; attach additional pages if needed). DO NOT COMPLETE BOTH Õªª ø¨¨ø½¸³ª²¨Ú Ï 19th September 2025 Ileana McAlary Docusign Envelope ID: 45DA3B97-8BA5-4CC2-B40B-139269A6C82F Ï 9th September 2025 /s/ Ileana McAlary

IBUTZEL\000166321\0001\200739260.v1-8/22/25 Attachment to Restated Articles of Incorporation SpartanNash Company Identification Number: 800190641 ARTICLE VI INDEMNIFICATION OF DIRECTORS AND OFFICERS Directors and executive officers of the Corporation shall be indemnified as of right, and shall be entitled to the advancement of expenses, to the fullest extent now or hereafter permitted by law in connection with any threatened, pending, or completed civil, criminal, administrative, or investigative action, suit, or proceeding (whether brought by or in the name of the Corporation, one of its subsidiaries, or otherwise and whether formal or informal) arising out of their service to the Corporation or one of its subsidiaries, or to another organization at the request of the Corporation or one of its subsidiaries. Persons who are not directors or executive officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him or her and incurred by him or her in respect of such service whether or not the Corporation would have the power to indemnify him or her against such liability by law or under the provisions of this Article. The provisions of this Article shall be deemed contractual and shall be applicable to actions, suits, or proceedings, whether arising from acts or omissions occurring before or after the adoption hereof, and to directors, officers, and other persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors, and administrators of the directors, officers, and other persons referred to in this Article. Changes in these Restated Articles of Incorporation or in the bylaws reducing the scope of indemnification shall not apply to actions or omissions occurring before such change. ARTICLE VII LIMITATION ON DIRECTOR LIABILITY A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except that a director's liability is not limited for: A. the amount of a financial benefit received by a director to which he or she is not entitled; B. intentional infliction of harm on the Corporation or its shareholders; D. intentional criminal act. If the Michigan Business Corporation Act is amended to further eliminate or limit the liability of a director, then a director of the Corporation (in addition to the circumstances in which a director is not personally liable as set forth in the preceding paragraph) shall, to the fullest extent permitted by the Michigan Business Corporation Act, as so amended, not be liable to the C. a violation of Section 551 of the Michigan Business Corporation Act; or

2 Corporation or its shareholders. No amendment to or modification or repeal of this Article shall increase the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Restated Articles of Incorporation, in the manner now or hereafter prescribed by statute and these Restated Articles of Incorporation, and all rights conferred upon shareholders herein are granted subject to this reservation. ARTICLE VIII AMENDMENT OF RESTATED ARTICLES OF INCORPORATION